UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2011
KID BRANDS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey	07073

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 405-2400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
As has been previously disclosed, on April 22, 2011, The Russ Companies, Inc. (“TRC”), the acquirer of the former gift business of Kid Brands, Inc. (“KID”), and TRC’s domestic subsidiaries (collectively, the “Debtors”), filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). On June 16, 2011, the Bankruptcy Court entered an order (the “Order”) which, among other things, approves a settlement with the secured creditors of the Debtors, including KID (the “Settlement”). The Order is effective and enforceable on its entry. The time for an aggrieved party to file an appeal from the Order expires on July 1, 2011.
As is described in more detail below, the Settlement, among other things:
•
includes a release of KID by and on behalf of the Debtors’ estates (without the requirement of any cash payment) from all claims, including fraudulent conveyance and preference claims under the Code, and claims pertaining to KID’s sale of the gift business to TRC;

•	confirms that the Seller Note (as defined below) and KID’s security interests therein are valid, and are junior only to TRC’s senior lender;
•
allows KID to retain ownership of specified intellectual property currently licensed to TRC (consisting generally of the “Russ” and “Applause” trademarks and trade names), provided, that the trustee in the bankruptcy may include such intellectual property as part of a global sale of TRC’s business as long as KID receives at least $6.0 million therefor;

•
includes a set-off against the Seller Note of all amounts owed by KID and its subsidiaries to TRC and its subsidiaries, for which KID has accrued an aggregate of approximately $1.8 million, without the requirement of any cash payment;

•
establishes distribution priorities for any proceeds obtained from the sale of TRC’s assets under which KID is generally entitled to receive, to the extent proceeds are available therefor after the payment of amounts owed to TRC’s senior lender and approximately $1.4 million in specified expenses have been funded, approximately $1.0 million, and to the extent further proceeds are available subsequent to the payment of approximately $1.0 million to the Debtors’ estates for additional specified expenses, 60% of any remaining proceeds (40% of any such remaining proceeds will go to the Debtors’ estates for the benefit of general unsecured creditors, and KID may participate therein as an unsecured creditor to the extent of 50% of any deficiency claims). As it is not possible to determine the amount, if any, that the trustee in the bankruptcy will obtain through the sale of TRC’s assets, KID may obtain only limited recovery on its claims, or may obtain no recovery at all.

Background
On December 23, 2008, KID completed the sale of its former gift business (the “Gift Sale”) to TRC. The aggregate purchase price payable by TRC for such gift business was: (i) 199 shares of the Common Stock of TRC, representing a 19.9% interest in TRC after consummation of the transaction; and (ii) a subordinated, secured promissory note issued by TRC to KID in the original principal amount of $19.0 million (the “Seller Note”). As has been previously disclosed, in the second quarter of 2009, KID fully impaired or reserved against all such consideration.
In connection with the Seller Note: (i) TRC and specified subsidiaries granted a lien (junior to the lien of Wells Fargo Bank, National Association (“WF”), TRC’s senior lender) to KID on substantially all of their respective assets, and such subsidiaries guaranteed the payment (subject to intercreditor arrangements described below) of all obligations to KID under the Seller Note; and (ii) KID entered into an Intercreditor Agreement with WF, pursuant to which payment of the Seller Note was fully subordinated to payment of TRC’s obligations under its credit facility with WF.
In addition, in connection with the Gift Sale, a limited liability company wholly-owned by KID (the “Licensor”) executed a license agreement (the “License Agreement”) with TRC permitting TRC to use specified intellectual property, consisting generally of the “Russ” and “Applause” trademarks and trade names (the “Retained IP”). Pursuant to the License Agreement, TRC was required to pay the Licensor a fixed, annual royalty (the “Royalty”) equal to $1,150,000. The initial annual royalty payment was due and payable in one lump sum on December 31, 2009. Thereafter, the Royalty was required to be paid quarterly at the close of each three-month period during the term. TRC did not pay the initial lump sum Royalty payment. KID received $287,500 in respect of the Royalty payment due March 23, 2010, which was recorded as other income in the first quarter of 2010, but did not receive any other payments in respect of the Royalty, and therefore recorded no further income related to such Royalties.
In connection with the Gift Sale, KID and Russ Berrie U.S. Gift, Inc. (“U.S. Gift”), KID’s subsidiary at the time (and currently a subsidiary of TRC and a Debtor), sent a notice of termination with respect to the lease (the “Lease”), originally entered into by KID (and subsequently assigned to U.S. Gift) of a facility in South Brunswick, New Jersey. Although the Lease became the obligation of TRC (through its ownership of U.S. Gift), KID remains potentially obligated for rental and other specified payments due thereunder (to the extent they are owed but have not been paid by U.S. Gift) until the termination of such Lease became effective (December 23, 2010). As has been previously disclosed in a Current Report on Form 8-K filed by KID on May 3, 2011, on April 27, 2011, KID received a letter on behalf of the landlord under the Lease (the “Demand Letter”), demanding payment by KID of specified amounts claimed to be owed to such landlord by U.S. Gift. The Demand Letter alleges, among other things, that TRC has failed to pay specified rent and other additional charges in an aggregate amount of approximately $5.9 million (including, among other things, approximately $3.8 million in rent and other charges for periods subsequent to the effective date of the termination of the Lease, for which KID does not believe it is responsible, and approximately $1.0 million in specified repairs), and demands payment from KID for all such amounts.

The Settlement
In accordance with the terms of the Settlement, as approved by the Bankruptcy Court in the Order, the trustee in the bankruptcy (the “Trustee”) will be permitted to sell: (i) the Debtors and specified foreign subsidiaries of TRC, either as a global going concern, or as independent going concern entities (in either case with or without the Retained IP), (ii) specified assets of the Debtors and designated foreign subsidiaries, or (iii) any combination of the foregoing. TRC’s secured creditors (the “Secured Parties”), which consist of WF, KID, and Eldridge Hanes (“Hanes”), have agreed to permit such sales free and clear of their liens, which will be paid in accordance with the Waterfall (defined below).
As part of the Settlement, KID and the Trustee agree to set off (without the payment of funds) all amounts due and owing by KID to TRC or its subsidiaries prior to the petition date, including rent and related service payments owed by KID to TRC and specified subsidiaries, as well as amounts owed by Sassy to TRC’s Canadian subsidiary (in an aggregate amount of approximately $1.8 million), against amounts payable to KID under the Seller Note.
The Settlement specifies that a global, going concern sale may include a sale of the Retained IP, provided that KID receives at least $6.0 million from the sale of such Retained IP (or such lesser amount as KID in its sole and non-reviewable discretion may determine to accept). The Trustee will not seek to assume and assign the License Agreement.
Whether or not the Retained IP is part of such sale, the proceeds of the liquidation of the applicable collateral will be distributed as follows (the “Waterfall”):
1.	The total amount then due to WF, exclusive of the Carve-Out Amounts (defined below) that have not been funded by WF, currently projected to be approximately $11.1 million;
2.
To the Debtors’ estates to fund approximately $1.4 million (the “Carve-Out Amounts”) for specified fees of the Trustee, his counsel and his financial advisor, specified fees of the counsel of each of the Securities Parties, and the fees of other specified financial advisors;

3.	$1.0 million to KID (less $26,000 to Hanes);
4.	$974,000 to the Debtors’ estates for distribution in accordance with the priority scheme set forth under the Code, and $26,000 to Hanes;
5.
The balance of the proceeds of sale recovered by the Trustee, less the Carve-Out Amounts and exclusive of avoidance action recoveries are referred to as the “Remaining Sale Proceeds”. Subject to paragraph 6 below, the Trustee shall distribute 60% of the Remaining Sale Proceeds to KID, and 40% to the Debtors’ estates (such 40%, the “Estate Sale Proceeds”);

6.	Hanes is entitled to receive 2.6% of the Remaining Sale Proceeds payable to KID and 2.6% of the Estate Sale Proceeds; and
7.
Except as provided above, KID and Hanes waive any right to Estate Sale Proceeds other than as general unsecured creditors to the extent of any deficiency claims; provided, however, that KID may participate in such Estate Sale Proceeds as an unsecured creditor up to 50% of its aggregate deficiency claims;

To the extent that assets of TRC that are not part of the relevant collateral are sold as part of the sale of TRC’s business, proceeds from the sale of such assets will be distributed directly to the Debtors’ estates, and will not be subject to the Waterfall, but KID may participate in the distribution of any such proceeds as an unsecured creditor up to 50% of its aggregate deficiency claims.
If the sale is not a global, ongoing concern sale, the Carve-Out Amounts will be augmented to include an additional amount of approximately $300,000 for specified professional fees and expenses with respect to, among other things, the wind-down of TRC’s Asia operations and additional fees of the Trustees. The proceeds of any such sales will be distributed in accordance with the Waterfall, except that the Debtors’ estates will not be entitled to the $974,000 payment described above.

The Settlement specifies that the security interests of KID in the relevant collateral are determined to be valid, perfected and unavoidable, are junior only to WF’s liens and are pari passu with Hanes’ liens, and that KID’s claim shall be allowed in the amount of $19.0 million plus accrued and accruing interest and costs recoverable under the loan documents applicable to the Seller Note as of the petition date.
Unpaid Royalties may be asserted by the Licensor as general unsecured claims.
The Settlement contains various releases, including, among others: (i) a release by the Trustee and the Debtors’ estates of KID and its professionals from all claims, including under the avoidance provisions of the Code and including claims arising from the Gift Sale; (ii) a release by the Secured Parties of each other and their respective professionals from all claims in connection with their respective loan transactions with the Debtors and agreements between or among them (provided, that such release shall not affect the obligations of the parties under their respective intercreditor agreements); and (iii) a release by each Secured Party of claims against the Debtors’ estates other than the indebtedness due to each of them in accordance with the Settlement.
In addition, the Settlement provides that the Trustee will cooperate, at KID’s expense, with KID’s efforts to resolve the claim asserted by the landlord under the Lease described above.
The Debtors’ estates’ rights with respect to the Retained IP will terminate at the earlier of 6 months from the date of the entry of the Bankruptcy Court’s sale order and the date of liquidation of TRC’s operations in the United States, Canada, the United Kingdom and Australia.
Pursuant to the Settlement, KID waives its claims to Royalties as a result of the liquidation, except that it will be entitled to a 5% royalty on any inventory sold by a third party liquidator retained by the Trustee as part of the liquidation process. In addition, any bidder for the stock of the Debtors’ UK, Australia or Canada subsidiaries may include a request to use KID’s Retained IP on a non-exclusive basis in the UK, Australia or Canada, respectively, for a five percent (5%) royalty for a period of up to two (2) years.
The Trustee has also agreed to cooperate in the removal of any persons designated by TRC to the board of directors of the Licensor, and shall waive the right to designate any additional members to such board.
The Order, in addition to approving the Settlement, also, among other things, approves bidding procedures, schedules a bid deadline (June 27, 2011), an auction sale (June 29, 2011) and a hearing to approve the sale (June 30, 2011). The Order also authorizes the Trustee to sell the Debtors’ assets free and clear of all liens and claims, authorizes the Trustee to exercise control over the foreign subsidiaries of TRC, and approves a sale process.
The foregoing description of the Order (including the Settlement) is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.45 to this Current Report and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.45	Order of the United States Bankruptcy Court District of New Jersey in Re: The Russ Companies, Inc., et. al, Case No. 11-22471 (DHS)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2011	KID BRANDS, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.45	Order of the United States Bankruptcy Court District of New Jersey in Re: The Russ Companies, Inc., et. al, Case No. 11-22471 (DHS)

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